FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Third Quarter Financial Results

MILWAUKEE (October 26, 2023) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”) (NYSE: HOG) today reported third quarter 2023 results.

“Against a challenging macro and consumer backdrop, we have been able to achieve a result that preserves profitability at an industry leading level. In addition, we successfully launched our pinnacle CVO motorcycles, with CVO retail sales up 25%,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. “Harley-Davidson remains committed to its Hardwire strategy with a focus on both desirability and profitability, and we will do everything possible to achieve our goals while being realistic that current market conditions are complex. We are gearing up for ’24 and will ensure that we are fully aligned and ready as we close out the year with Q4.”

Third Quarter 2023 Highlights and Results
•Strategy remains grounded in desirability and profitability
•Successful launch of two new CVO motorcycles, CVO retail sales up +25%, with new features aligning with consumer preferences
•HDMC Gross Margin of 31.7%
•HDMC Revenue declined 9%, behind a 20% decrease in wholesale shipments
•HDFS Revenue increased 15% on higher interest income
•LiveWire commenced production and launch of the Del Mar electric motorcycle
•Delivered diluted EPS of $1.38
•Company reaffirms its most recent full year 2023 outlook

Year-to-date 2023 Highlights and Results
•Achieved HDMC Operating Income Margin of 17.4%
•HDMC Revenue was up 2 percent versus prior year, with global pricing and improved mix offsetting lower wholesale motorcycle unit shipments
•Delivered diluted EPS of $4.65
•Repurchased $226 million of shares (6.1 million shares) on a discretionary basis

Third Quarter 2023 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	3rd quarter
	2023	2022	Change
Revenue	$1,549	$1,649	-6%
Operating Income	$209	$339	-38%
Net Income Attributable to HDI	$199	$261	-24%
Diluted EPS	$1.38	$1.78	-22%

Consolidated revenue was down 6 percent in the third quarter, driven by a revenue decline of 9 percent at HDMC, which was partially offset by revenue growth of 15 percent at HDFS.

Consolidated operating income in the third quarter was down 38 percent, driven by a decline of 37 percent at HDMC, a decline of 27 percent at HDFS, and an operating loss of $25 million in the LiveWire segment. Consolidated operating income margin in the third quarter was 13.5 percent compared to 20.6 percent in the third quarter a year ago.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions	3rd quarter
	2023	2022	Change
Motorcycle Shipments (thousands)	45.3	56.9	-20%
Revenue	$1,297	$1,422	-9%
Motorcycles	$1,023	$1,129	-9%
Parts & Accessories	$185	$201	-8%
Apparel	$49	$70	-29%
Licensing	$10	$11	-10%
Other	$30	$12	148%
Gross Margin	31.7%	34.4%	-2.7 pts.
Operating Income	$175	$279	-37%
Operating Income Margin	13.5%	19.6%	-6.1 pts.

Third quarter global motorcycle shipments decreased 20 percent, due to the production suspension announced in late Q2 2023, prudent dealer inventory management and market conditions, in line with our latest guidance. Revenue was down 9 percent, with improved mix and global pricing partially offsetting unit declines. Parts & Accessories revenue was down 8 percent largely in-line with revenue from Motorcycles. Apparel revenue was down 29 percent driven by lower volumes in North America.

Third quarter gross margin was down 2.7 points behind the impacts of lower volumes, unfavorable manufacturing impacts, and foreign currency, more than offsetting the benefits of pricing and shipment mix. Third quarter operating income margin fell by 6.1 points due to higher operating expense, including higher people costs and marketing spend.

Harley-Davidson Retail Motorcycle Sales
(excludes LiveWire units)

Motorcycles (thousands)	3rd quarter
	2023	2022	Change
North America	27.3	32.0	-15%
EMEA	7.8	9.0	-13%
Asia Pacific	5.8	7.6	-24%
Latin America	0.7	0.7	-11%
Worldwide Total	41.7	49.4	-16%

Global retail sales of Harley-Davidson motorcycles in the third quarter were down 16 percent versus prior year, adversely impacted primarily by macro conditions in key geographies. North America retail performance was down 15 percent, impacted by both the high interest rate environment in North America and discontinuation of legacy Sportster at the end of 2022. The decline in EMEA of 13 percent was driven by weakness in the German regional market and the planned unit mix shift towards the profitable core product segments. The decline in APAC of 24 percent was primarily driven by weaker than expected demand in China. Latin America sales declines were driven by weakness in Brazil, partially offset by growth in Mexico.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	3rd quarter
	2023	2022	Change
Revenue	$244	$212	15%
Operating Income	$59	$81	-27%

HDFS revenue was up $32 million in the third quarter, an increase of 15% versus prior year, driven primarily by higher interest income. HDFS operating income decline of $22 million, or down 27 percent, was driven by an increased provision for credit losses and higher interest expense. The increase in the provision for credit losses was driven by several factors relating to the current macroeconomic environment. Total quarter ending net finance receivables were $7.7 billion, which was up 4 percent versus prior year, driven primarily by an increase in wholesale commercial lending receivables.

LiveWire – Results

$ in millions	3rd quarter
	2023	2022	Change
Electric Motorcycle Shipments (units)	50	206	-76%
Revenue	$8	$15	-45%
Operating Loss	($25)	($21)	NM
NM – not meaningful

With the majority of Del Mar shipments landing in Q4, LiveWire revenue for the third quarter was down versus prior year. LiveWire operating loss of $25 million in the third quarter, in-line with expectations, was driven by product development and other spending associated with the launch of the Del Mar electric motorcycle.

Other Harley-Davidson, Inc. 2023 Results – through end of Q3 2023

•Generated $707 million of cash from operating activities
•Effective tax rate was 22 percent
•Paid cash dividends of $73 million
•Repurchased $226 million of shares (6.1 million shares) on a discretionary basis
•Cash and cash equivalents of $1.9 billion at the end of the quarter
•Financing raised for HDFS of $2.5 billion

2023 Financial Outlook

For the full year 2023, the Company reaffirms its most recent guidance and continues to expect:
•HDMC: revenue growth of flat to 3% and operating income margin of 13.9 to 14.3%
•HDFS: operating income decline of 20 to 25%
•LiveWire: motorcycle unit sales of 600–1,000 and operating loss of $115 to $125 million
•Harley-Davidson, Inc.: capital investments of $225 to $250 million

New Segment Reporting Structure

LiveWire Group, Inc. (“LiveWire Group”) became a separate public company trading on the New York Stock Exchange (Ticker: LVWR) on September 27, 2022. Harley-Davidson has a controlling equity interest in LiveWire Group and continues to consolidate LiveWire Group results with adjustments for non-controlling shareholder interests. Net Income attributable to Harley-Davidson, Inc. and EPS reflect these adjustments.

Beginning with the fourth quarter of 2022, new business segment reporting now includes:

•Harley-Davidson Motor Company (HDMC): Group that is accountable for the design, manufacturing, marketing and sales of Harley-Davidson motorcycles and related products

•Harley-Davidson Financial Services (HDFS): Group that provides motorcycle and related products financing and insurance products and services for our dealers and retail customers
•LiveWire: Group that is accountable for the design, marketing and sales of LiveWire electric motorcycles and related products, including STACYC electric balance bikes

Prior period segment results have been retrospectively adjusted based on the new segments. In addition, the consolidated results will continue to be reflected by:

•Harley-Davidson, Inc. (HDI): Corporate entity for the overall Company, under which HDMC, HDFS and LiveWire operate

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” "forecasts," "sees," or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company’s ability to: (a) execute its business plans and strategies, including The Hardwire, each of the pillars, and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (b) manage supply chain and logistics issues, including quality issues, availability of semiconductor chip components and the ability to find alternative sources of those components in a timely manner, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine, or natural disasters and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (c) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (d) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (I) the ability of LiveWire to: (1) execute its plans to develop, produce, market and sell its electric vehicles; (2) achieve profitability, which is dependent on the successful development and commercial introduction and acceptance of its electric vehicles, and its services, which may not occur; (3) adequately control the costs of its operations as a new entrant into a new space; (4) develop, maintain and strengthen its brand; (5) execute its plans to develop, produce, market and sell its electric vehicles on expected timelines;

and (6) effectively establish and maintain cooperation from its retail partners, largely drawn from the Company's traditional motorcycle dealer network, to be able to effectively establish or maintain relationships with customers for electric vehicles; (II) competition; and (III) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022; (e) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (f) successfully carry out its global manufacturing and assembly operations; (g) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (h) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (i) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America (PCA) in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (j) effectively mitigate the impact on the Company’s business of the production suspensions that were caused by the quality issues and regulatory non-compliances of PCA’s brake hose assemblies, including but not limited to the impact on wholesale and retail sales of new motorcycles; (k) manage ongoing risks related to the impact of the COVID-19 pandemic, such as supply chain disruptions, its ability to carry out business as usual, and government actions and restrictive measures implemented in response; (l) successfully appeal: (I) the revocation of the Binding Origin Information (BOI) decisions that allowed the Company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (II) the denial of the Company's application for temporary relief from the effect of the revocation of the BOI decisions; (m) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the Section 232 steel and aluminum tariffs and incremental tariffs on motorcycles imported into the EU from the U.S., between the U.S. and EU, which expires on December 31, 2023; (n) prevent, detect and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (o) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (p) successfully manage and reduce costs throughout the business; (q) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, particularly with the recent turmoil in the banking industry, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (r) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (s) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (t) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (u) successfully maintain a manner in which to sell motorcycles in China and the Company’s Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (v) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (w) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (x) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (y) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding data security; (z) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (aa) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company's business; (bb) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (cc) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (dd) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations; (ee) manage its exposure to product liability claims and commercial or contractual disputes; (ff) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (gg) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; (hh) accurately predict the margins of its segments in light of, among other things, tariffs, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; and (ii) optimize capital allocation in light of the Company's capital allocation priorities; and (jj) manage through the effects increased environmental, safety, emissions or other regulations or other influences may have on the business and its operating results.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of the COVID-19 pandemic, or other factors.

In recent years, Harley-Davidson Financial Services experienced historically low levels of retail credit losses, but credit losses have been normalizing to higher levels in recent quarters. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation, and HDFS's efforts to adjust underwriting criteria based on market and economic conditions, as well as actions that the Company has taken and could take that impact motorcycle values.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to “Risk Factors” under Item 1.A of the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2023	September 25, 2022	September 30, 2023	September 25, 2022
HDMC Revenue	$1,296,981	$1,422,254	$4,052,946	$3,968,989
Gross profit	410,690	489,341	1,385,190	1,284,063
Selling, administrative and engineering expense	235,437	210,227	679,864	575,364
Restructuring expense (benefit)	—	3	—	(389)
Operating income from HDMC	175,253	279,111	705,326	709,088

LiveWire revenue	8,144	14,708	22,932	37,615
Gross profit (loss)	1,092	965	(584)	628
Selling, administrative and engineering expense	26,435	22,314	81,290	57,392
Operating income from HDMC	(25,343)	(21,349)	(81,874)	(56,764)

HDFS revenue	243,934	211,613	707,390	606,244
HDFS expense	184,559	130,657	530,610	353,003
Operating income from HDFS	59,375	80,956	176,780	253,241

Operating income	209,285	338,718	800,232	905,565
Other income, net	26,814	9,358	54,136	30,443
Investment income (loss)	9,868	1,723	31,044	(3,786)
Interest expense	(7,688)	(8,124)	(23,104)	(23,555)
Income before income taxes	238,279	341,675	862,308	908,667
Income tax provision	42,176	80,489	190,546	209,130
Net income	$196,103	$261,186	$671,762	$699,537
Less: Loss attributable to noncontrolling interests	2,546	—	9,016	—
Net income attributable to Harley-Davidson, Inc.	$198,649	$261,186	$680,778	$699,537

Earnings per share:
Basic	$1.40	$1.79	$4.74	$4.71
Diluted	$1.38	$1.78	$4.65	$4.68

Weighted-average shares:
Basic	141,622	146,217	143,678	148,673
Diluted	144,321	147,073	146,330	149,535

Cash dividends per share:	$0.1650	$0.1575	$0.4950	$0.4725
The Company operates in three reportable segments: Harley-Davidson Motor Company (HDMC), LiveWire and Harley-Davidson Financial Services (HDFS). The Company changed its segments in the period ended December 31, 2022. The change has been retrospectively reflected in the Company's results.
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 30, 2023	December 31, 2022	September 25, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,878,351	$1,433,175	$1,730,250
Accounts receivable, net	315,331	252,225	300,454
Finance receivables, net	2,101,965	1,782,631	1,807,718
Inventories, net	768,765	950,960	680,762
Restricted cash	130,838	135,424	287,264
Other current assets	227,556	196,238	205,734
	5,422,806	4,750,653	5,012,182
Finance receivables, net	5,553,259	5,355,807	5,534,730
Other long-term assets	1,486,151	1,386,016	1,380,699
	$12,462,216	$11,492,476	$11,927,611
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$968,261	$998,947	$1,149,078
Short-term deposits, net	250,987	79,710	97,856
Short-term debt	815,081	770,468	692,551
Current portion of long-term debt, net	638,496	1,684,782	1,740,422
	2,672,825	3,533,907	3,679,907
Long-term debt, net	5,856,005	4,457,052	4,738,234
Other long-term liabilities	622,116	594,709	669,260

Shareholders’ equity	3,311,270	2,906,808	2,840,210
	$12,462,216	$11,492,476	$11,927,611

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	September 30, 2023	September 25, 2022
Net cash provided by operating activities	$706,767	$574,704

Cash flows from investing activities:
Capital expenditures	(138,902)	(84,947)
Finance receivables, net	(373,109)	(662,949)
Other investing activities	878	2,160
Net cash used by investing activities	(511,133)	(745,736)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,446,304	495,785
Repayments of medium-term notes	(1,056,680)	(950,000)
Proceeds from securitization debt	1,045,547	1,826,891
Repayments of securitization debt	(930,608)	(1,054,939)
Net increase (decrease) in unsecured commercial paper	43,523	(60,281)
Borrowings of asset-backed commercial paper	42,429	448,255
Repayments of asset-backed commercial paper	(187,599)	(228,431)
Net increase in deposits	161,157	54,080
Deposit in advance of business combination	—	100,000
Dividends paid	(72,775)	(70,163)
Repurchase of common stock	(239,428)	(338,496)
Other financing activities	1,706	(1,237)
Net cash provided by financing activities	253,576	221,464

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8,415)	(33,361)
Net increase in cash, cash equivalents and restricted cash	$440,795	$17,071

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,579,177	$2,025,219
Net increase in cash, cash equivalents and restricted cash	440,795	17,071
Cash, cash equivalents and restricted cash, end of period	$2,019,972	$2,042,290

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,878,351	$1,730,250
Restricted cash	130,838	287,264
Restricted cash included in Other long-term assets	10,783	24,776
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$2,019,972	$2,042,290

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2023	September 25, 2022	September 30, 2023	September 25, 2022
HDMC REVENUE (in thousands)
Motorcycles	$1,023,090	$1,128,920	$3,216,387	$3,121,097
Parts & Accessories	184,809	200,708	568,001	580,295
Apparel	49,325	69,819	187,072	198,560
Licensing	9,586	10,662	20,912	28,940
Other	30,171	12,145	60,574	40,097
	$1,296,981	$1,422,254	$4,052,946	$3,968,989

HDMC U.S. MOTORCYCLE SHIPMENTS	30,167	36,997	96,984	100,997

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	23,781	27,521	76,270	75,291
Cruiser	17,142	17,197	53,876	47,325
Sport and Lightweight	3,103	10,079	15,849	28,185
Adventure Touring	1,243	2,058	4,445	8,743
	45,269	56,855	150,440	159,544
(a)Includes Trike

LiveWire Motorcycle Shipments	50	206	146	528

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the third quarter of 2022 to the third quarter of 2023 were as follows (in millions):

	Three months ended	Nine months ended
2022 gross profit	$489	$1,284
Volume	(92)	(91)
Price and sales incentives	45	199
Foreign currency exchange rates and hedging	(19)	(54)
Shipment mix	41	83
Raw material prices	8	22
Manufacturing and other costs	(61)	(58)
	(78)	101
2023 gross profit	$411	$1,385

HDFS Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2023	September 25, 2022	September 30, 2023	September 25, 2022
Balance, beginning of period	$381,780	$352,137	$358,711	$339,379
Provision for credit losses	60,854	36,617	170,496	94,572
Charge-offs, net of recoveries	(49,920)	(28,658)	(136,493)	(73,855)
Balances, end of period	$392,714	$360,096	$392,714	$360,096

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
United States	25,336	29,838	81,774	90,823
Canada	2,010	2,153	6,653	7,108
Total North America	27,346	31,991	88,427	97,931
EMEA	7,847	9,002	21,884	23,948
Asia Pacific	5,784	7,629	20,190	20,373
Latin America	681	765	2,108	2,365
Total worldwide retail sales	41,658	49,387	132,609	144,617
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.